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For more information, contact:
Larry Solomon
(210) 351-3990
solomonl@corp.sbc.com

Note: SBC's second-quarter earnings conference call will be broadcast live via the Internet at 10 a.m. EDT on July 22, 2004, at www.sbc.com/investor_relations.

SBC COMMUNICATIONS RETURNS TO REVENUE GROWTH, REPORTS SECOND-QUARTER EARNINGS OF $0.35 PER DILUTED SHARE, $0.40 BEFORE LABOR SETTLEMENT COSTS

  Wireline revenues grow 1.1 percent versus the second quarter of 2003, up 2.1 percent versus the first quarter of this year
  33.2 percent growth in long distance revenues, 18.4 million long distance lines in service at the end of the second quarter
  9.5 percent growth in data revenues to $2.7 billion, driven by progress in DSL and the large-business market
  14.5 percent operating income margin, 17.0 percent before labor settlement and strike-related costs

SAN ANTONIO, TEXAS, July 22, 2004 – SBC Communications Inc. (NYSE: SBC) today reported second-quarter 2004 earnings of $1.2 billion, or $0.35 per diluted share, and $1.3 billion, or $0.40 per diluted share, before labor settlement and strike costs. Reported revenues grew 0.8 percent, and total revenues, including proportionate results from SBC’s 60 percent ownership of Cingular Wireless, grew 2.0 percent.

        “SBC delivered a solid quarter with strengthened fundamentals,” said Edward E. Whitacre Jr., SBC chairman and chief executive officer. “We achieved positive year-over-year revenue growth this quarter, ahead of our expectation at the beginning of the year. Our revenue growth rates for long distance and data revenues were both the strongest we have recorded in several quarters. And our operating income margin before labor settlement and strike expenses was above the full-year range we provided earlier this year.

        “I am particularly pleased at how well we executed and regained traction during the final weeks of the quarter after several weeks of preparation for a strike,” Whitacre said. “In both long distance and DSL, our weekly run rates improved substantially as we moved through June, and we have begun the third quarter with solid momentum.

        “During the second quarter, we also achieved significant progress in areas that are key to long-term stability and growth,” Whitacre said. “In June, we outlined a clear, capital-efficient road map to drive fiber deeper into our networks and deliver a new generation of digital TV and super-high-speed broadband services. Throughout the quarter, we won significant contracts and expanded our presence in the large-business market, a major area of opportunity for SBC. We also moved forward with the sale of non-strategic assets, reducing funding requirements for Cingular’s acquisition of AT&T Wireless, which we are confident will close this year. These are all positive developments for SBC’s future.”

Second-Quarter Financial Results

        For the three months ending June 30, 2004, SBC's consolidated revenues totaled $10.3 billion, up 0.8 percent from $10.2 billion in the second quarter of 2003 and up 1.8 percent from $10.1 billion in the first quarter of this year. SBC’s wireline revenues totaled $9.2 billion, up 1.1 percent versus the second quarter of 2003 and up 2.1 percent versus the first quarter of this year.

        SBC’s consolidated revenues do not include revenues from Cingular Wireless, the nationwide wireless provider in which it has 60 percent ownership. Including proportionate results from Cingular, SBC’s second-quarter revenues would have totaled $12.8 billion, up 2.0 percent versus the year-earlier second quarter and up 2.5 percent versus the first quarter of this year.

        SBC’s second-quarter results included a charge of $263 million, or $0.05 per diluted share, reflecting net impacts from strike preparation and labor settlements, as SBC reached agreements during the quarter on five-year contracts with unions representing more than 100,000 employees. Gains and losses from asset sales during the quarter had minimal impact on second-quarter net income.

        SBC’s second-quarter operating income margin was 14.5 percent on a reported basis and 17.0 percent before labor settlement and strike-related costs. This compares with 15.4 percent in the first quarter of this year and 17.1 percent in the year-ago second quarter.

        SBC’s second-quarter earnings were $1.2 billion, or $0.35 per diluted share, on a reported basis and $1.3 billion, or $0.40 per diluted share, before labor settlement costs. This compares with earnings of $1.2 billion, or $0.36 per diluted share, before gains from asset sales in the first quarter of this year and earnings of $1.4 billion, or $0.42 per diluted share, in the year-ago second quarter.

        Based on first-half results, SBC now expects consolidated revenue growth for 2004 in the flat to 1 percent range, driven by positive growth in wireline revenues. Including proportionate results from Cingular’s current operations, SBC expects 2004 revenue growth in the 1 percent to 2 percent range.

Second-Quarter Highlights

Data revenues – SBC’s data revenues increased 9.5 percent to $2.7 billion in the quarter, SBC’s best-ever quarterly data revenue total and its strongest year-over-year growth in data revenues in more than two years. Data growth was driven by gains in DSL Internet services and expansion in the large-business market.

Bundles – SBC’s penetration of consumer retail lines with at least one key service – long distance, DSL, Cingular Wireless or SBC | DISH Network video – increased to 54 percent at the end of the quarter, up from 31 percent at the end of the year-earlier second quarter.

Long distance – SBC’s long distance revenues grew 33.2 percent in the second quarter, driven by strong line growth over the past year. SBC ended the quarter with 18.4 million long distance lines in service, up from 9.8 million a year earlier. In the second quarter, SBC’s total long distance lines increased by 1.4 million, including an upward adjustment of approximately 100,000 lines to align long distance counting methodology with that used for other products.

DSL – SBC’s net gain in DSL lines totaled 315,000 in the second quarter, reflecting solid marketplace execution combined with seasonality, as the school year ended, and a negative impact on sales channels due to strike preparation efforts. At the end of the quarter, SBC had 4.3 million DSL lines in service, up 54 percent over the past year.

Retail access lines – SBC’s retail consumer line base declined by 558,000 in the second quarter, reflecting typical seasonality due to the end of the school year. This compares with declines of 721,000 in the year-earlier second quarter and 305,000 in the first quarter of this year. SBC’s retail business access line base declined by 228,000 in the quarter, compared with declines of 401,000 in the second quarter of 2003 and 242,000 in the first quarter of this year.

Video – At the end of June, SBC had 121,000 SBC | DISH Network subscribers in service, 100,000 of them added in the second quarter, with minimal advertising. SBC began marketing its integrated SBC | DISH Network satellite TV service in March, expanding from a soft launch to full sales-channel coverage in April. And to develop robust video capabilities for the future, in June, SBC outlined a strategy to drive fiber deeper into its networks and deliver a new generation of integrated digital TV, super-high-speed broadband and voice over IP (Internet Protocol) services. In most cases, SBC companies would deploy fiber to the premises for new network builds and fiber-to-the-node technology in existing neighborhoods. Pending final clarity on applicable regulatory requirements and successful completion of neighborhood-level trials, which are set to begin this summer, the strategy could result in an investment of $4 billion to $6 billion over five years.

Cingular Wireless – Cingular Wireless’ net subscriber additions in the second quarter totaled 428,000, bringing its nationwide cellular/PCS customer base to 25 million, an increase of 2.4 million over the past four quarters. Subscriber growth was driven by retail postpaid net adds, which were up 29 percent from first-quarter levels and represented nearly 90 percent of total net adds in the quarter. Cingular’s gross customer additions totaled 2.4 million, continuing Cingular’s strong gross add trends over the past year. Cingular revenues totaled $4.2 billion in the quarter, up 7.3 percent from $3.9 billion in the year-earlier second quarter and up 5.4 percent from the first quarter of this year. Cingular’s second-quarter operating margin was 16.4 percent, down 310 basis points versus the second quarter of 2003 and up 220 basis points from the first quarter of this year. In February, Cingular Wireless announced an agreement to acquire AT&T Wireless, a transaction that will create a nationwide provider with the scale and capacity to provide customers with high-quality network performance and advanced services. The transaction, which is currently under review by the U.S. Department of Justice and the Federal Communications Commission, is expected to close before year end.

Cautionary Language Concerning Forward-Looking Statements

Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in SBC’s filings with the Securities and Exchange Commission. SBC disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise.

SBC Communications Inc. is a Fortune 50 company whose subsidiaries, operating under the SBC brand, provide a full range of voice, data, networking, e-business, directory publishing and advertising, and related services to businesses, consumers and other telecommunications providers. SBC holds a 60 percent ownership interest in Cingular Wireless, which serves 25 million wireless customers. SBC companies provide high-speed DSL Internet access lines to more American consumers than any other provider and are among the nation’s leading providers of Internet services. SBC companies also now offer satellite TV service. Additional information about SBC and SBC products and services is available at www.sbc.com.